Exhibit (a)(5)(vii)

News Release

INTERNATIONAL PAPER EXTENDS TENDER OFFER FOR ALL

OUTSTANDING SHARES OF TEMPLE-INLAND

MEMPHIS, Tenn., Aug. 9, 2011 – International Paper (NYSE: IP) today announced that it has determined to extend the expiration date for now of its tender offer for all outstanding common shares of Temple-Inland Inc. (NYSE: TIN) for $30.60 in cash. Accordingly, the offer and withdrawal rights are now scheduled to expire at 5 p.m., Eastern Time, on September 8, 2011, unless further extended. The tender offer was previously scheduled to expire at 5 p.m., Eastern Time, on Aug. 9, 2011.

Based on a preliminary count by the depositary for the tender offer, approximately 8.5 million shares of Temple-Inland common stock have been tendered and not withdrawn to date. Except for the extension of the expiration date, all other terms and conditions of the tender offer remain unchanged. If the tender offer is extended further, International Paper will issue a press release announcing the extension at or before 9:00 a.m., Eastern Time, on the next business day after the date the tender offer was scheduled to expire.

Temple Inland’s stockholders may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directly requesting copies of all of the offering documents free of charge at Innisfree M&A Incorporated, the Information Agent for the offer, at (877) 456-3488 (toll-free). Banks and brokers may call collect at (212) 750-5833.

International Paper’s dealer managers for the tender offer are UBS Investment Bank and Evercore Partners. Its legal advisor is Debevoise & Plimpton LLP.

About International Paper

International Paper is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tennessee the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com..

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The offer and solicitation to purchase shares of common stock, par value $1.00 per share (and the associated preferred stock purchase rights), of Temple-Inland Inc. (“Temple-Inland”) is only being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by International Paper Company (the “Company”) and Metal Acquisition Inc. with the SEC on July 12, 2011 (as they may be amended and supplemented from time to time). INVESTORS AND SECURITY HOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

In connection with the proposed transaction, the Company may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Temple-Inland. INVESTORS AND SECURITY HOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

The Company and certain of its directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on February 25, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 8, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact are forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include, but are not limited to: (i) the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; (ii) increases in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iv) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (vi) whether we experience a material disruption at one of our manufacturing facilities; and (vii) risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any statements or information relating to this release or the offer described above, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the Company’s SEC filings. Other important factors that could cause actual results to differ materially are included but are not limited to those discussed in Temple-Inland’s SEC filings.

Contacts:

Media: Thomas J. Ryan, 901-419-4333;

Investors: Glenn Landau, 901-419-1731; and Emily Nix, 901-419-4987

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